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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ESMARK INCORPORATED
at
$17.00 NET PER SHARE
by

OAO SEVERSTAL
on behalf of its indirect wholly-owned subsidiary to be formed prior to the expiration of the offer

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 26, 2008, UNLESS THE OFFER IS EXTENDED

           THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE ("SHARES"), OF ESMARK INCORPORATED ("ESMARK" OR THE "COMPANY") THAT, WHEN ADDED TO THE SHARES (IF ANY) THEN OWNED BY OAO SEVERSTAL ("SEVERSTAL"), THE INDIRECT WHOLLY-OWNED SUBSIDIARY OF SEVERSTAL TO BE FORMED IN THE STATE OF DELAWARE PRIOR TO THE EXPIRATION OF THE OFFER ("PURCHASER") OR ANY OF SEVERSTAL'S OTHER SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS), (II) THE BOARD OF DIRECTORS OF THE COMPANY HAVING APPROVED THE OFFER AND THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN OR ANY OTHER BUSINESS COMBINATION SATISFACTORY TO SEVERSTAL BETWEEN THE COMPANY AND PURCHASER PURSUANT TO THE REQUIREMENTS OF SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE OR SEVERSTAL BEING SATISFIED THAT SECTION 203 DOES NOT APPLY TO OR OTHERWISE RESTRICT THE OFFER, THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN OR SUCH OTHER BUSINESS COMBINATION, (III) (A) THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH PURCHASER WITH RESPECT TO A MERGER OF PURCHASER AND THE COMPANY OR (B) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY SEVERSTAL OR ANY OF ITS SUBSIDIARIES SHALL CONSTITUTE AT LEAST 90% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS), (IV) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (V) THE PERIOD OF TIME FOR ANY APPLICABLE REVIEW PROCESS BY THE COMMITTEE ON FOREIGN INVESTMENT IN THE UNITED STATES UNDER THE EXON-FLORIO AMENDMENT TO THE DEFENSE PRODUCTION ACT OF 1950, AS AMENDED, HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (VI) THE VALID TERMINATION OF THE MEMORANDUM OF AGREEMENT, DATED APRIL 30, 2008, BETWEEN THE COMPANY AND ESSAR STEEL HOLDINGS LIMITED ("ESSAR STEEL") AND, IF ENTERED INTO PRIOR TO THE EXPIRATION OF THE OFFER, THE AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND ESSAR STEEL CONTEMPLATED BY SUCH MEMORANDUM OF AGREEMENT (TOGETHER, THE "ESSAR AGREEMENTS"), AS EACH SUCH MAY BE AMENDED, SUPPLEMENTED, MODIFIED AND/OR RESTATED FROM TIME TO TIME. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

           THE OFFER IS NOT CONDITIONED ON SEVERSTAL OR PURCHASER OBTAINING FINANCING.

           SEVERSTAL IS CONCURRENTLY HEREWITH SEEKING TO NEGOTIATE A CONSENSUAL BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, SEVERSTAL, ON BEHALF OF PURCHASER, RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED SECOND-STEP MERGER) UPON ENTRY INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH SEVERSTAL, ON BEHALF OF PURCHASER, WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY SEVERSTAL AND THE COMPANY.

IMPORTANT

           Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary identified on the back cover of this Offer to Purchase or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

           A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

           Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Severstal's expense, on behalf of Purchaser. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

           THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

MERRILL LYNCH & CO.

May 30, 2008

SUMMARY TERM SHEET

        OAO Severstal, on behalf of its indirect wholly-owned subsidiary to be formed in the State of Delaware prior to the expiration of this offer, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Esmark Incorporated for $17.00 net per share in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Esmark, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers or the Dealer Manager at its telephone number, in each case as set forth on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  The offer is by Severstal on behalf of its indirect wholly-owned subsidiary to be formed in the State of Delaware prior to the expiration of this offer ("Purchaser"). Purchaser will be organized in connection with this offer and the second-step merger described in this Offer to Purchase and will not, prior to the expiration of this offer, carry on any activities other than in connection with this offer and the second-step merger. See Section 8.

  •
  Severstal, a Russian joint stock company, is an international metals and mining company with a listing on the Russian Trading System, the Moscow Interbank Currency Exchange and the London Stock Exchange. Incorporated in 1993, Severstal focuses on high value-added and unique niche products and has a successful track record of acquiring and integrating high-quality assets in North America and Europe. Severstal owns mining assets in Russia, thus securing its supplies of raw materials. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  •
  Severstal, on behalf of Purchaser, is seeking to purchase all of the issued and outstanding shares of common stock of Esmark. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  •
  Severstal, on behalf of Purchaser, is offering to pay $17.00 net per share, net to you in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction."

WHY IS SEVERSTAL MAKING THIS OFFER?

  •
  Severstal is making this offer on behalf of Purchaser because Severstal, through Purchaser, wants to acquire control of, and ultimately the entire equity interest in, Esmark. Subject to applicable law, Severstal, on behalf of Purchaser, reserves the right to amend the offer (including amending the number of shares of common stock to be purchased, the offer price and the consideration to be offered in the proposed second-step merger) upon entering into a merger agreement with Esmark, or to negotiate a merger agreement with Esmark not involving a tender offer, in which event we would terminate the offer and the shares of Esmark common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Severstal and Esmark. See Sections 1 and 11.

WHY IS THE OFFER SUPERIOR TO THE PROPOSED BUSINESS COMBINATION WITH ESSAR STEEL?

  •
  This offer follows the April 30, 2008 announcement by Esmark of its agreement to be acquired by Essar Steel Holdings Limited and the May 16, 2008 announcement by the United Steelworkers union of its rejection of such a transaction. Severstal believes that this all-cash offer is superior to Essar Steel's proposed acquisition of Esmark because Severstal is best positioned to promptly consummate a transaction that delivers compelling stockholder value and Severstal's proposal enjoys, unlike the proposed transaction with Essar Steel, which the United Steelworkers has rejected and plans to block, the full and enthusiastic support of the United Steelworkers and the majority stockholder of Esmark. Severstal's proposal also optimizes the value of Esmark by creating complementary product lines, geographical alignment and operational synergies. Further, Severstal has developed a highly credible restructuring plan designed to derive maximum value from Esmark, including a five-year capital improvement plan that carries the full support of the United Steelworkers.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  The offer is conditioned upon, among other things:

  •
  there having been validly tendered and not properly withdrawn prior to the expiration of the offer at least that number of shares of Esmark common stock that, when added to the shares, if any, then owned by Severstal or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Esmark common stock on a fully diluted basis (including, without limitation, all shares issuable upon the exercise of any options);

  •
  the board of directors of Esmark having approved the offer and the proposed second-step merger described herein or any other business combination satisfactory to Severstal between Esmark and Purchaser pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Severstal being satisfied that Section 203 does not apply to or otherwise restrict the offer, the proposed second-step merger described herein or any such business combination;

  •
  (A) Esmark having entered into a definitive merger agreement with Purchaser with respect to a merger of Purchaser and Esmark or (B) there having been validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares that, when added to the shares then owned by Severstal or any of its subsidiaries, shall constitute at least 90% of the then outstanding shares on a fully diluted basis (including, without limitation, all shares issuable upon the exercise of any options);

  •
  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or having been terminated prior to the expiration of the offer;

  •
  the period of time for any applicable review process by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense

      Production Act of 1950, as amended, having expired or having been terminated prior to the expiration of the offer; and

    •
    the valid termination of the Memorandum of Agreement, dated April 30, 2008, between Esmark and Essar Steel and, if entered into prior to the expiration of the offer, the Agreement and Plan of Merger between Esmark and Essar Steel contemplated by such Memorandum of Agreement, as each such may be amended, supplemented, modified and/or restated from time to time.

  •
  The offer is also subject to certain other conditions described in Section 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  •
  In order to purchase all of the issued and outstanding shares (which, as of May 13, 2008, is equal to 39,506,720 shares outstanding, as reported in Esmark's annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on May 20, 2008) (other than those, if any, already owned by Severstal and any of its subsidiaries) pursuant to the offer, Purchaser will need approximately $683 million. While the offer is not conditioned upon Purchaser or Severstal obtaining financing, Severstal has obtained a financing commitment from ABN AMRO Bank N.V., BNP Paribas SA and Citibank, N.A. London and certain of their affiliates for an aggregate amount of $900 million which, together with cash on hand, will be sufficient for Purchaser's acquisition of all of the shares of Esmark, the subsequent merger between Purchaser and Esmark, refinancing of certain existing indebtedness of Esmark and for general working capital purposes (the availability of such commitment to finance the acquisition and the subsequent merger is more fully described in Section 9). The offer is not conditioned upon Severstal or Purchaser obtaining financing. See Section 9.

IS PURCHASER'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No. Purchaser will be organized solely in connection with this offer and the second-step merger described in this offer to purchase and, prior to the expiration of this offer, will not carry on any activities other than in connection with this offer and the second-step merger. Because the form of payment consists solely of cash that will be provided to Purchaser by Severstal and because of the lack of any relevant historical information concerning Purchaser, Purchaser's financial condition is not relevant to your decision to tender in this offer. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have until 12:00 midnight, New York City time, on June 26, 2008 to decide whether to tender your shares in the offer, unless we extend the offer, in which event you will have until the expiration date of the offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 1.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  We may, in our discretion, but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied.

  •
  In addition, we may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if we include one, will be an additional period of not less than three business days nor more than 20 business days after we have accepted for payment and made payment for shares in the offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform Citibank, N.A., the Depositary for this offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

  •
  To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3.

  •
  If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3.

  •
  In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares. See Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless Purchaser has accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after July 29, 2008. Shares of common stock tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF ESMARK THINK OF THE OFFER?

  •
  Esmark's board of directors has not approved this offer as of the date of this Offer to Purchase. Within 10 business days after the filing date of this Offer to Purchase and the commencement of the offer, Esmark is required by Rule 14d-9 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it expresses no opinion and remains neutral toward the offer. Esmark's statement must also include the reasons for the position it takes. See the "Introduction."

HAVE YOU HELD DISCUSSIONS WITH ESMARK?

  •
  Yes. Severstal is concurrently herewith seeking to negotiate a consensual business combination with Esmark. See Section 10 for a description of the discussions between Severstal and Esmark.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If, pursuant to the offer, Purchaser accepts for payment and pays for at least that number of shares that, when added to the shares then owned by Severstal or any of its subsidiaries, shall constitute a majority of the outstanding shares on a fully diluted basis, Purchaser will seek to merge with and into Esmark. If the second-step merger occurs, Esmark will become an indirect wholly-owned subsidiary of Severstal, and each issued and then outstanding share (other than any shares held in the treasury of Esmark, owned by Severstal or any of its subsidiaries or held by Esmark stockholders properly seeking appraisal for their shares pursuant to the requirements of the General Corporation Law of the State of Delaware) shall be canceled and converted automatically into the right to receive $17.00 per share, in cash (or any greater amount per share paid pursuant to the offer), less any applicable withholding taxes and without interest. See the "Introduction."

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL ESMARK CONTINUE AS A PUBLIC COMPANY?

  •
  If the second-step merger occurs, Esmark will no longer be publicly owned. Even if the second-step merger does not occur, if Purchaser purchases all shares which have been tendered, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the shares, and Esmark may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your shares in the offer and the second-step merger occurs as described above, you will receive in the merger the right to receive the same amount of cash per share as if you had tendered your shares in the offer. See Section 13.

  •
  If you decide not to tender your shares in the offer and the second-step merger does not occur, and Purchaser purchases shares which have been tendered, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the shares, and Esmark may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If Purchaser purchases Shares in the offer, it is Severstal's current intention to cause the proposed second-step merger to occur. Following acceptance of Shares for payment but prior to the second-step merger, or if the second-step merger does not occur as described above, Severstal and its affiliates reserve the right at any time, subject to applicable law, to purchase shares of common stock in the open market, through privately negotiated sales or otherwise at any price Severstal or Purchaser may determine, whether higher or lower than that paid in the offer. See Section 13.

  •
  Following the offer, it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

  •
  Appraisal rights are not available in connection with the offer. However, if the proposed second-step merger takes place, appraisal rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Delaware law. A holder of shares must properly perfect such holder's right to seek appraisal under Delaware law in connection with the merger in order to exercise appraisal rights under Delaware law. See Section 11.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On May 29, 2008, the last full trading day before we announced our intention to make an offer for all of the outstanding shares of common stock of Esmark, the last reported closing price per share reported on the NASDAQ Global Select Market was $18.70 per share. See Section 6.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

  •
  In general, your sale of shares pursuant to the offer and the second-step merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer and the second-step merger in light of your particular circumstances. See Section 5.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call MacKenzie Partners, Inc., the Information Agent, toll-free at 800-322-2885 (banks and brokers may call collect at 212-929-5500) or Merrill Lynch & Co., the Dealer Manager, toll-free at 877-653-2948. See the back cover of this Offer to Purchase. See Section 16.

        Except as otherwise set forth in this Offer to Purchase, references to "dollars" and "$" shall be to United States dollars.

To the Holders of Common Stock of Esmark Incorporated:

INTRODUCTION

        OAO Severstal, a Russian joint stock company ("Severstal"), hereby offers to purchase, on behalf of its indirect wholly-owned subsidiary to be formed in the State of Delaware prior to the expiration of this offer ("Purchaser"), all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Esmark Incorporated, a Delaware corporation (the "Company"), other than Shares, if any, owned by Severstal or any of its subsidiaries, at a price of $17.00 net per Share in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Purchaser and Severstal.

        Tendering stockholders who are record owners of their Shares and tender directly to Citibank, N.A., the Depositary for this Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, and is not otherwise exempt, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser (or an affiliate of Purchaser) will pay all charges and expenses of Merrill Lynch & Co., which is acting as Dealer Manager for the Offer (the "Dealer Manager" or "Merrill Lynch"), MacKenzie Partners, Inc., which is acting as Information Agent for the Offer (the "Information Agent"), and the Depositary incurred in connection with the Offer. See Section 16.

        The Company has entered into a Memorandum of Agreement, dated as of April 20, 2008 (the "Essar MOU"), with Essar Steel Holdings Limited ("Essar Steel") and has agreed to enter into an Agreement and Plan of Merger with Essar Steel (together with the Essar MOU, the "Essar Agreements"). As described more fully herein, this offer is conditioned on the valid termination of the Essar Agreements.

        The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Severstal currently intends, as soon as practicable following consummation of the Offer, to seek to consummate a second-step merger or other business combination between Purchaser and the Company (the "Second-Step Merger"). At the effective time of the Second-Step Merger, Severstal intends that each Share then outstanding (other than Shares held by the Company, Severstal or any direct or indirect wholly-owned subsidiary of Severstal or the Company and Shares held by stockholders of the Company who shall have in writing properly demanded appraisal for such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) shall be canceled and converted automatically into the right to receive $17.00 per Share (or such other purchase price as shall be paid in the Offer), in cash (less any applicable withholding taxes and without interest).

        The Offer is conditioned upon, among other things, (I) there having been validly tendered and not properly withdrawn prior to the expiration of the offer at least that number of Shares that, when added to the Shares (if any) then owned by Severstal or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options) (the "Minimum Tender Condition"), (II) the board of directors of the Company (the "Company Board") having approved the Offer and the Second-Step Merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Severstal being satisfied that Section 203 does not apply to or otherwise restrict the offer or the Second-Step Merger (the "Section 203 Condition"), (III) (A) the Company having entered into a definitive merger agreement with Purchaser with respect to a merger of Purchaser and the Company or (B) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Severstal or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all shares issuable upon the exercise of any options) (the "Second-Step Merger Condition"), (IV) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or having been terminated prior to the expiration of the offer (the "HSR Condition"), (V) the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the "Exon-Florio Act"), having expired or having been terminated prior to the expiration of the Offer (the "Exon-Florio Condition") and (VI) the valid termination of the Essar Agreements, as such may be amended, supplemented, modified and/or restated from time to time (the "Essar Transaction Condition"). The Offer is also subject to certain other conditions described in Section 14. The Offer is not conditioned upon Severstal or Purchaser obtaining financing.

        As of the date of this Offer to Purchase, the Company Board has not approved this Offer. Within 10 business days after the date of the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14d-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to publish, send or give to the Company's stockholders (and file with the Securities and Exchange Commission (the "SEC")) a statement that the Company (i) recommends acceptance or rejection of the Offer, (ii) expresses no opinion and remains neutral toward the Offer or (iii) has no opinion with respect to the Offer. The Company's statement must also include the reasons for the position it takes (including describing why, if applicable, it is has no opinion with respect to the Offer).

        According to the information set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on May 20, 2008 (the "Company Form 10-K"), as of May 13, 2008, there were 39,506,720 Shares outstanding, and as of December 31, 2007, there were (i) 40,578 Shares issuable under outstanding stock options (all of such stock options being exercisable) and (ii) 326,513 Shares issuable under outstanding stock unit awards. Severstal and its affiliates currently own 100 Shares. Based on the foregoing and assuming that (x) no Shares are issued or acquired by the Company after the date hereof (other than as described in clause (z) below), (y) no options are granted or expire after the date hereof and (z) all 367,091 Shares issuable under outstanding stock option and stock unit awards are vested and issued at or prior to the consummation of the Offer, there would be 39,873,811 Shares outstanding, and, as a result, the Minimum Tender Condition would be satisfied if Purchaser acquires 19,936,806 Shares.

        Severstal or Purchaser may, in its discretion, but subject to applicable law, extend the period of time during which the Offer remains open. Severstal or Purchaser may extend the Offer whether or not any condition referred to in Section 14 has been satisfied or whether or not any of the events specified in Section 14 have occurred. In addition, Purchaser may elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if included, will be an additional period of not less than three business days nor more than 20 business days after Purchaser has accepted for payment and made payment for Shares in the Offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1, 2 and 4.

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Second-Step Merger, regardless of whether the Second-Step Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

        Severstal is concurrently herewith seeking to negotiate a consensual business combination with the Company. Subject to applicable law, we reserve the right to amend the Offer upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Severstal, on behalf of Purchaser, would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Severstal and the Company.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

1.    Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not properly withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on June 26, 2008, unless and until Severstal, on behalf of Purchaser, shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Severstal, on behalf of Purchaser, shall expire.

        The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Tender Condition, the Section 203 Condition, the Second-Step Merger Condition, the HSR Condition, the Exon-Florio Condition and the Essar Transaction Condition. Severstal, on behalf of Purchaser, expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the Offer, other than the HSR Condition, in its discretion. Severstal, on behalf of Purchaser, expressly reserves the right to make any changes to the terms and conditions of the Offer (subject to any obligation to extend the Offer pursuant to the applicable rules and regulations of the SEC), as applicable, or the circumstances under which tendered Shares become payable.

        Subject to the applicable rules of the SEC and the terms and conditions of the Offer, Severstal, on behalf of Purchaser, also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in Section 14 has occurred and (iii) to amend the Offer or to waive any conditions to the Offer, other than the HSR Condition, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Severstal may choose to make any public announcement, Severstal will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        Severstal acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        If Severstal, on behalf of Purchaser, increases or decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Severstal, on behalf of Purchaser, makes a material change in the terms of the Offer (other than a change in the price to be paid in the Offer or the percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Severstal will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the offer or the percentage of Shares sought in the offer, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        If, prior to the Expiration Date, Severstal, on behalf of Purchaser, increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Pursuant to Rule 14d-11 under the Exchange Act, although Severstal does not currently intend for Purchaser to do so, Severstal may, on behalf of Purchaser and subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders could tender Shares not tendered in the Offer.

        During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Severstal may cause Purchaser to provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) Severstal, on behalf of Purchaser, offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Severstal, on behalf of Purchaser, elects to include a Subsequent Offering Period, it will notify stockholders of the Company by making a public announcement on the next business day after the Expiration Date consistent with the requirements of Rule 14d-11 under the Exchange Act.

        Severstal does not currently intend to cause Purchaser to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

        A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Severstal on behalf of Purchaser or, if it so elects, the materials will be mailed by the Company.

2.    Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not properly withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Severstal, on behalf of Purchaser, expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay payment for Shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in Section 14 has occurred. See Sections 1, 14 and 15. If Severstal decides to cause Purchaser to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

        In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or other delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    Procedures for Accepting the Offer and Tendering Shares.

        In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive prior to the Expiration Date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on a Letter of Transmittal if (i) the Letter of Transmittal is signed by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if Shares are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available, such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

            (i)  such tender is made by or through an Eligible Institution;

           (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii)  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Global Select Market ("NASDAQ") trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

        In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares (except during any Subsequent Offering Period), and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    Severstal's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Severstal, in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Severstal, on behalf of Purchaser, reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for payment for which may, in the opinion of its counsel, be unlawful. Severstal, on behalf of Purchaser, also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Severstal or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder owns the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), (ii) the tender complies with Rule 14e-4 under the Exchange Act, (iii) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares) and (iv) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given by such stockholder (and, if given, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance of Shares for payment, Purchaser must be able to exercise full voting and other rights with respect to such Shares (and such other Shares and securities).

        The foregoing proxies are effective only upon acceptance for payment of Shares tendered pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

        Backup Withholding.    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary or other withholding agent may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Second-Step Merger. In order to prevent backup withholding with respect to such payments, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Second-Step Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Second-Step Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4.    Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless such Shares have been accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 29, 2008. If Purchaser elects to extend the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of Purchaser, Severstal or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    Material U.S. Federal Income Tax Consequences.

        The following summary describes the anticipated material U.S. federal income tax consequences of the Offer and the Second-Step Merger relevant to a beneficial U.S. Holder (as defined below) of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Second-Step Merger. This summary is not a complete description of all the tax consequences of the Offer and Second-Step Merger and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative and judicial rulings, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to differing interpretations or change (possibly with retroactive effect). This discussion applies only to U.S. Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its personal circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax laws (for example, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, regulated investment companies, real estate investment trusts, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of any class of the Company's stock by vote or value (whether such stock is or was constructively owned), cooperatives, U.S. Holders that are, or hold Shares through, partnerships or other pass-through entities, U.S. expatriates and stockholders subject to alternative minimum tax, U.S. Holders who hold Shares as part of a hedging, "straddle," conversion, constructive sale or other integrated transaction, a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons exercising appraisal or dissenter's rights, U.S. Holders who acquired their Shares through the exercise of employee stock options or otherwise as compensation or persons that are not U.S. Holders (as defined below)). In addition, this summary does not address any tax considerations arising under the laws of any state, local, or non-U.S. jurisdiction or other tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax.

        As used herein, a "U.S. Holder" is a holder that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. As used herein, a "Non-U.S. Holder" is a beneficial owner of Shares (other than a partnership or other pass-through entity) that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Second-Step Merger.

        Holders of Shares who are not U.S. Holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

        Consequences of the Offer and the Second-Step Merger to U.S. Holders.    The receipt of cash pursuant to the Offer or the Second-Step Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder who tenders Shares pursuant to the Offer or exchanges Shares pursuant to the Second-Step Merger, in each case for cash, generally will recognize gain or loss equal to the difference (if any) between (i) the amount of cash received and (ii) the U.S. Holder's adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Second-Step Merger. Gain or loss must be determined separately for each block (i.e. Shares acquired at the same cost in a single transaction) of Shares tendered pursuant to the Offer or exchanged pursuant to the Second-Step Merger. Such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Second-Step Merger as applicable. Long-term capital gains of individual U.S. Holders are generally eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their advisors regarding such limitations.

        Information Reporting and Backup Withholding.    Cash payments in connection with the Offer or Second-Step Merger will generally be subject to information reporting and backup withholding (currently at a rate of 28%), unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. U.S. Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

        EACH HOLDER OF SHARES IS URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE SECOND-STEP MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS AND OTHER POSSIBLE TAX CONSEQUENCES.

6.    Price Range of Shares; Dividends.

        According to the information set forth in the Company Form 10-K, the Shares are listed and principally traded on the NASDAQ under the symbol "ESMK" and that the Company's common stock was available for public trading with the opening of trading on November 28, 2007. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ as reported by Bloomberg.

Shares Market Data

	High	Low
2007
Fourth Quarter (beginning on November 28, 2007)	$20.04	$9.00
2008
First Quarter	$14.88	$6.81
Second Quarter (through May 29, 2008)	$19.19	$11.00

        The Company's filings with the SEC and published financial sources disclose that the Company has not paid any cash dividends on its Shares for the periods represented above.

        According to the Company Form 10-K, as of May 13, 2008, the number of holders of record of the Shares was approximately 2,155.

        Stockholders are urged to obtain current market quotations for the Shares.

7.    Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly-available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Severstal, on behalf of Purchaser, has relied upon the accuracy of such information included in publicly-available information on the Company and has not made any independent attempt to verify the accuracy of such information.

        General.    According to the Company's filings with the SEC, the Company is a Delaware corporation with its principal executive offices located at 1134 Market Street, Wheeling, West Virginia 26003. The telephone number of the Company is (304) 234-2400. The Company is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. The Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The Company's products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a home page on the World Wide Web at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

        The Company disclosed in the Company Form 10-K that on April 24, 2008, the Company received a NASDAQ Staff Determination Letter, dated April 17, 2008 (the "Staff Determination Letter"), indicating that, as a result of the Company's failure to timely file with the SEC the Company Form 10-K, the Company failed to comply with NASDAQ Marketplace Rule 4310(c)(14) which requires the Company to make, on a timely basis, all filings with the SEC required by the Exchange Act. The Company requested and was granted a hearing before the hearing panel to review the Staff Determination Letter. On May 23, 2008 on Form 8-K, the Company announced that on May 20, 2008, the Company received notification from the NASDAQ that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) for continued listing, because of its failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. This notice constitutes an additional basis for delisting the Company's securities from the NASDAQ, and this additional basis for delisting will be considered when the Company appears before the hearing panel on June 12, 2008. The Company filed its 2007 Annual Report on Form 10-K on May 20, 2008 and believes it is now in compliance with NASDAQ Marketplace Rule 4310(c)(14) with respect to such filing. The Company also expects that it will be in compliance with NASDAQ Marketplace Rule 4310(c)(14) when it files its Form 10-Q, which the Company anticipates filing prior to the hearing date.

8.    Certain Information Concerning Purchaser and Severstal.

        General.    Purchaser will be incorporated in the State of Delaware as an indirect wholly-owned subsidiary of Severstal prior to the expiration of the Offer and, prior to the expiration of the Offer, will not have carried on any activities other than in connection with the Offer and the Second-Step Merger.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Second-Step Merger. Because Purchaser will have minimal assets and capitalization during this period, no meaningful financial information regarding Purchaser is available.

        Severstal is an international metals and mining company with a listing on the Russian Trading System, the Moscow Interbank Currency Exchange and the London Stock Exchange. Incorporated in 1993, Severstal focuses on high value added and unique niche products and has a successful track record of acquiring and integrating high-quality assets in North America and Europe. Severstal owns mining assets in Russia, thus securing its supplies of raw materials. The principal offices of Severstal are located at ulitsa Mira 30, Vologda Region, Cherepovets, Russia 162600, and the telephone number is 7 820 253 09 09.

        As of the date of this Offer to Purchase, Severstal beneficially owns (as defined for purposes of Section 13(d) of the Exchange Act) 100 Shares.

        Each of SNA Carbon, LLC (an indirect wholly-owned subsidiary of Severstal) and Wheeling-Pittsburgh Steel Corporation (a wholly-owned subsidiary of the Company) owns a 50.0% joint venture interest in Mountain State Carbon, LLC ("Mountain State") pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of September 29, 2005, of Mountain State. Located in Follansbee, West Virginia, Mountain State is a coke-making joint venture formed to provide its owners a reliable supply of high quality, competitively-priced domestic coke.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Severstal and the future directors and executive officers of Purchaser and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, neither Severstal nor, to the best knowledge of Severstal, any of the persons listed on Schedule I to the Offer to Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        To the best knowledge of Severstal, none of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Severstal or any of the persons so listed, beneficially owns or has any right to acquire any Shares, and, except for the purchase by Severstal of 100 Shares on May 28, 2008 as set forth on Schedule II to this Offer to Purchase, none of Purchaser, Severstal nor, to the best knowledge of Severstal, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Severstal or, to the best knowledge of Severstal, any of the persons listed in Schedule I to this Offer to Purchase has, nor will Purchaser, when formed, have, any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Severstal or, to the best knowledge of Severstal, any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Severstal or any of its subsidiaries or, to the best knowledge of Severstal, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9.    Financing of the Offer and the Second-Step Merger.

Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

  Source of Funds

        Because (i) the only consideration in the Offer is cash, (ii) the Offer is to purchase all issued and outstanding Shares and (iii) there is no financing condition to the completion of the Offer, we believe the financial condition of Severstal and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

        The aggregate amount of funds required by Severstal and Purchaser to (i) purchase all of the issued and outstanding Shares (other than any Shares already owned by Purchaser, Severstal and their subsidiaries) pursuant to the Offer, (ii) refinance certain existing indebtedness of the Company, (iii) provide financing for ongoing working capital needs of the Company and (iv) pay fees and expenses relating to the Offer as well as the subsequent merger of Purchaser with and into the Company (the "Merger") is expected to be approximately $1.2 billion (the "Transaction Financing"), of which up to a maximum of approximately $683 million could be required to purchase all of the Shares pursuant to the Offer.

        Severstal expects that Purchaser will obtain the funds required to consummate the Offer through capital contributions or intercompany advances made by Severstal. Severstal has obtained a commitment letter (the "Commitment Letter") from ABN AMRO Bank N.V., BNP Paribas SA and Citibank, N.A. London (collectively, the "Commitment Parties"), pursuant to which, subject to specified conditions, the Commitment Parties have agreed, severally and not jointly, to provide a portion of the Transaction Financing. Such portion of the Transaction Financing may be provided by a syndicate of banks and other financial institutions. The remainder of the Transaction Financing will be provided by Severstal's cash on hand.

        The following summary of certain financing arrangements of Severstal and Purchaser in connection with the Offer and the Merger is qualified in its entirety by reference to the Commitment Letter, a copy of which is filed as an exhibit to the Schedule TO filed with the SEC on the date hereof and is incorporated by reference herein. Stockholders are urged to read the Commitment Letter in its entirety for a more complete description of the provisions summarized below.

  Bridge Loan Facility

        Severstal has obtained the signed Commitment Letter from the Commitment Parties on behalf of themselves and their affiliates, to underwrite a non-amortizing bridge loan facility (the "Bridge Loan Facility") that would provide Purchaser with sufficient funds to finance the Offer and Second-Step Merger. Severstal and Purchaser expect that the Bridge Loan Facility will be entered into and delivered prior to the Expiration Date and Severstal intends at that time to file the Bridge Loan Facility as an exhibit to the Schedule TO relating to the Offer. A description of material terms of the Bridge Loan Facility is provided below and to the extent that the Bridge Loan Facility contain terms that are materially different than those described below, Severstal will, on behalf of Purchaser, supplement and/or modify this Offer to Purchase to reflect such terms.

        The Bridge Loan Facility is expected to consist of a $900 million unsecured term loan facility to Severstal as the borrower thereunder (in such capacity, the "Borrower"). The Bridge Loan Facility is expected to be provided by a syndicate of lenders including the Commitment Parties. The Bridge Loan Facility is expected to close no later than the date of the acceptance of Shares to be purchased by Purchaser pursuant to the Offer and funds may be advanced thereunder for a period of 60 days following the signing of the Bridge Loan documents.

        The Borrower may select funding periods of one or three months for the fixing of interest rates for each drawdown. Interest will accrue daily on each drawdown at a rate per annum equal the LIBOR rate plus a margin which increases over time. The margin would initially be 1.00% per annum through and including July 14, 2008. The margin will increase to 2.50% on July 15, 2008 and to 2.75% on August 1, 2008 until maturity.

        The Borrower must repay the principal outstanding under the Bridge Loan Facility by September 30, 2008 and accrued interest in respect of each funding is due and payable on the last day of the relevant funding period. No amortization of principal is required, however, the loans are due and payable in part or in full upon the occurrence of certain customary events, including a change of control of Borrower. The Borrower may prepay all or part of the principal outstanding at any time during the funding period without premium or penalty.

        The closing of and fundings under the Bridge Loan Facility are subject to customary conditions related to, among other things, the material accuracy of representations and warranties and the absence of any event of default or any material adverse change in either the business, financial condition, operations, performance, assets, or prospects of Severstal and its subsidiaries taken as a whole since December 31, 2007 or in any country or financial market in which Severstal or its principal assets are located or in the market for loans to and debt securities of Russian entities. In addition, the initial funding is subject to (i) the delivery of customary closing documents (such as an officer's certificates and legal opinions) and audited consolidated financial information of Severstal and its subsidiaries, and (ii) the payment of certain fees and expenses.

        The Bridge Loan Facility is expected to contain customary affirmative and negative covenants applicable to the Borrower including, without limitation, certain restrictions on the Borrower's and Borrower's subsidiaries' (including the Purchaser's) ability to grant any security interest on any of their present or future assets to secure any financial indebtedness. The Bridge Loan Facility is expected to also contain customary events of default (subject in some instances to specified cure periods) including the failure to pay principal and interest when due, cross-defaults to other material indebtedness, violations of covenants, events of bankruptcy, a material adverse change in the business, financial condition, prospects or operations of the Borrower and its subsidiaries taken as a whole, and the failure of any material representation or warranty made by the Borrower to continue to be true. The Bridge Loan Facility will be governed by the laws of England.

        Severstal expects to refinance the Bridge Loan Facility through a proposed offering of $1.8 billion of Loan Participation Notes (the "Securities Offering") by, but with limited recourse to, a newly-formed special purpose vehicle. The Securities Offering is expected to be a Rule 144A/Regulation S offering and may be in the form of one or a series of issuances of notes. Mandate documents appointing the Commitment Parties as arrangers and as joint lead managers in connection the Securities Offering have been entered into as a condition precedent to the obligations of the Commitment Parties under the Commitment Letter. Alternatively, the Bridge Loan Facility may be refinanced with a syndicated term loan facility to be mandated in favor of the Commitment Parties if the Bridge Loan Facility is not repaid by August 15, 2008.

10.    Background of the Offer; Contacts with the Company.

        Over the past several years, Severstal and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Services Workers International Union (the "United Steelworkers") discussed Severstal's interest in participating in the consolidation of the North American steel industry. To that end, and given Severstal's reputation in the steel industry and its resources, in January 2008, the United Steelworkers approached Severstal to gauge Severstal's interest in considering a business combination transaction involving the Company. This led to several discussions among Severstal, the United Steelworkers and the majority stockholder of the Company, whereby Severstal indicated that it was prepared to move forward with a transaction to acquire control of the Company with the support of the United Steelworkers and the majority stockholder of the Company.

        Subsequently, Severstal notified the Company of its interest in pursuing an acquisition transaction. Severstal and the Company entered into a confidentiality agreement on February 7, 2008, following which the Company made available to Severstal, as well as Merrill Lynch & Co., its financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), its outside legal counsel, certain non-public information concerning the Company.

        On February 25, 2008, Severstal submitted an offer letter to the Company Board to acquire the Company for $15.00 per share, in cash (the "Original Offer Letter"). The Original Offer Letter stated that such purchase price represented a 41.2% premium to the Company's closing share price on February 21, 2008, and that Severstal had developed a highly-credible restructuring plan, which had the full support of the United Steelworkers and included an estimated infusion of $250 million in capital expenditures over the next five years. The Original Offer Letter also stated, among other things, (a) that the proposal was not subject to a financing condition, (b) that the proposal was subject to the satisfactory completion of customary due diligence evaluations, (c) that the proposal was conditioned upon the negotiation of a mutually acceptable definitive merger agreement containing customary terms and conditions, including obtaining the consent of the Company's stockholders and any necessary governmental approvals, and that Severstal would require, at the time of execution of a definitive agreement, an agreement from the Company's largest stockholder supporting the transaction and (d) that Severstal's continued work toward a definitive agreement was subject to an exclusivity commitment from the Company. A form of exclusivity letter was attached to the Original Offer Letter.

        On February 29, 2008, the Company transmitted a letter to Severstal requesting information from Severstal regarding, among other things, (a) Severstal's plans with respect to certain assets, joint ventures and operations of the Company and its subsidiaries, (b) Severstal's expectations with respect to wages, benefits and employment levels with respect to union-represented and management-level employees, (c) details of Severstal's restructuring plans, (d) future management of Company operations, (e) details regarding Severstal's estimated infusion of $250 million in capital expenditures over the next five years, (f) Severstal's plans with respect to refinancing the Company's outstanding indebtedness, (g) the scope of additional due diligence to be conducted by Severstal, (h) the location of Company headquarters and (i) Severstal's openness to another type of strategic transaction, such as a merger or asset purchase.

        On March 4, 2008, Severstal transmitted a letter to the Company Board responding to the questions submitted by the Company on February 29, 2008. With respect to transaction structure, the letter stated that Severstal's proposal and strong preference was to purchase the Company in its entirety for cash.

        On or about April 1, 2008, Severstal became aware that the Company was discussing the potential sale of its Wheeling Pittsburgh steel business to a third party.

        On April 19, 2008, Severstal submitted a second offer letter to the Company Board to acquire the Company for $15.50 per share, in cash (the "Second Offer Letter"). The Second Offer Letter stated

that such purchase price represented a 46.0% premium to the Company's closing share price on February 21, 2008, and reiterated that Severstal had developed a highly-credible restructuring plan, which had the full support of the United Steelworkers and included an estimated infusion of $250 million in capital expenditures over the next five years. The Second Offer Letter also stated, among other things, (a) that the proposal was not subject to a financing condition, (b) that the proposal was subject only to confirmatory due diligence that could be concluded simultaneously with the negotiation of a definitive merger agreement, (c) that the proposal was conditioned upon the negotiation of a mutually acceptable definitive merger agreement containing customary terms and conditions, including obtaining the consent of the Company's stockholders and any necessary governmental approvals, and that Severstal would require, at the time of execution of a definitive agreement, an agreement from the Company's largest stockholder supporting the transaction and (d) that if needed, Severstal was prepared to consider providing on a reasonable basis liquidity bridge financing to the Company upon entering into a definitive agreement with Severstal. With respect to timing, the Second Offer Letter stated that Severstal anticipated providing the Company with a form of a definitive agreement, which would contemplate a tender offer, no later than the morning of April 21, 2008, and that Severstal believed an agreement could be finalized later in the week of April 21, 2008 and the tender offer could be launched promptly thereafter.

        On April 21, 2008, Severstal's outside counsel submitted to the Company Board (a) a proposed merger agreement contemplating a tender offer (the "Proposed Merger Agreement"), (b) a proposed financing commitment (the "Proposed Financing Commitment") to Esmark Steel Service Group, Inc. ("ESSG") and Wheeling-Pittsburgh Steel Corporation ("WPSC") for a $120 million senior secured term loan facility to be used (i) to refinance certain existing indebtedness of ESSG and WPSC, (ii) for working capital and (iii) other general corporate purposes and (c) a proposed form of tender and support agreement to be entered into by the Company's largest stockholder (the "Proposed Support Agreement").

        Between April 21, 2008 and April 25, 2008, representatives of Severstal and the Company negotiated the terms of the Proposed Merger Agreement, the Proposed Financing Commitment and the Proposed Support Agreement.

        On April 25, 2008, Severstal submitted a third offer letter to the Company Board to acquire the Company for $16.00 per share, in cash (the "Third Offer Letter"). The Third Offer Letter again reiterated that Severstal had developed a highly-credible restructuring plan, which had the full support of the United Steelworkers and included an estimated infusion of $250 million in capital expenditures over the next five years. The Third Offer Letter also stated, among other things, (a) that the proposal was not subject to a financing condition and (b) that Severstal was uniquely positioned to satisfy the successorship clause in the Company's collective bargaining agreement with the United Steelworkers (the "Collective Bargaining Agreement") requiring the approval of the United Steelworkers to any change of control transaction involving the Company, given Severstal's excellent working relationship with the United Steelworkers and the United Steelworker's indication that it supported Severstal's proposal fully and exclusively. With respect to timing, the Third Offer Letter stated that Severstal believed that the definitive merger agreement, stockholder support agreement and financing documentation could be finalized promptly and the tender offer launched promptly thereafter. Severstal submitted a revised draft of the Proposed Merger Agreement, the Proposed Support Agreement and the Proposed Financing Commitment with the Third Offer Letter.

        Between April 25, 2008 and April 29, 2008, representatives of Severstal and the Company continued to negotiate the terms of the Proposed Merger Agreement, the Proposed Financing Commitment and the Proposed Support Agreement.

        On April 29, 2008, the United Steelworkers transmitted a letter to the Company Board stating that the United Steelworkers fully supported Severstal's offer to acquire the Company and that the United

Steelworkers had reached an agreement with Severstal that fully satisfied the Company's obligations under the Collective Bargaining Agreement. The United Steelworkers' letter also stated that the United Steelworkers did not support the offer received by the Company from Essar Steel and that the United Steelworkers would, if necessary, use its rights under the Collective Bargaining Agreement to prevent the Company from completing a transaction with Essar Steel. The letter concluded with the United Steelworkers urging the Company to promptly move forward with Severstal and to not expend any further resources pursuing a transaction that could not be completed.

        On the evening of April 29, 2008, the Company Board met separately with representatives of Severstal and Essar Steel. On the morning of April 30, 2008, the Company issued a press release announcing that it had signed the Memorandum of Understanding with Essar Steel, pursuant to which it agreed to the material terms of a proposed tender offer and merger with Essar Steel for a cash purchase price of $17.00 per share and that it planned to enter into the definitive Agreement and Plan of Merger with Essar Steel upon expiration or waiver of the approximate 52-day "right to bid" period set forth in the Collective Bargaining Agreement. The press release also announced that the Company had entered into a binding commitment letter with Essar Steel for a $110 million term loan which was anticipated to be funded by the middle of May. Proceeds of the loan were to be used to refinance the Company's existing term loan and to provide additional liquidity.

        On May 7, 2008, members of senior management of Severstal met with representatives of the United Steelworkers and members of senior management of the Company. At such meeting, the Company's senior management expressed support for the proposed transaction with Essar Steel, but nevertheless asked Severstal to continue considering a transaction to acquire the Company.

        On May 8, 2008, the Company filed with the SEC a current report on Form 8-K disclosing that (a) on May 2, 2008, the Company entered into a $31 million term loan facility with Essar Steel and (b) on May 6, 2008, Essar Steel acquired the remaining $79 million outstanding principal amount of Wheeling Pittsburgh Steel Corporation's term loan facility and entered into an Amended and Restated Term Loan Agreement, dated as of May 5, 2008, with the Company (together, the "Essar Financing Agreements").

        On May 16, 2008, the United Steelworkers sent a letter to the Company stating that the Essar MOU violated certain provisions of the Collective Bargaining Agreement and thereby deprived the United Steelworkers of its right to propose a bid on equal terms in the event of a proposed change in control transaction. The letter demanded that the Company (a) void, withdraw from and otherwise repudiate the Essar MOU and all other agreements and understandings with Essar Steel and all commitments thereunder and (b) refrain from entering into any agreements with Essar Steel or any other party with respect to the Company's assets during a period specified in the Collective Bargaining Agreement. The letter also noted that the Company and Essar Steel could not close on the proposed transaction with Essar Steel unless the United Steelworkers and Essar Steel entered into a new collective bargaining agreement under the successorship clause in the Collective Bargaining Agreement.

        On the morning of May 20, 2008, the Company issued a press release responding to the United Steelworkers' letter of May 16, 2008, stating that the Company had in all cases observed both the spirit as well as the letter of the "right to bid" process under the Collective Bargaining Agreement, both in its negotiation with Essar Steel and interaction with the United Steelworkers.

        Later on the morning of May 20, 2008, Severstal submitted, through Skadden Arps, a fourth offer letter to the Company Board to acquire the Company for $17.00 per share, in cash (the "Fourth Offer Letter"). Severstal simultaneously issued a press release announcing its offer. The Fourth Offer Letter stated, in pertinent part, as follows:

          "While we were disappointed to learn of the acquisition and financing agreements that [the Company] and [Essar Steel] announced on April 30, 2008, we appreciate being invited to continue to consider the acquisition of [the Company]. Therefore, we would like to reiterate our strong interest in acquiring [the Company] and believe our proposal set forth below is so compelling that it is important to make it public.

          Severstal is best positioned to strengthen and grow [the Company's] current assets that fit well with our North American operations. The addition of [the Company] to [Severstal's] North American business will further unlock the synergistic opportunities between our facilities in Dearborn, MI, Sparrows Point, MD, and SeverCorr in Columbus, MS. For instance, the supply of slabs from Sparrows Point could substantially increase the utilization of Esmark's hot strip mill, while the supply of wide hot band from Esmark to Dearborn could substantially broaden the customer value proposition of the combined companies. The potential synergies could be even further enhanced upon successful closing of our recently announced acquisition of WCI in Warren, OH, pending necessary regulatory approvals.

          Our restructuring plan for [the Company] is based on [Severstal's] extensive experience in the industry, which combined with the [United Steelworkers'] support, makes us best suited to unlock the potential of [the Company's] current operations. This acquisition solidifies our position as the fourth largest steel producer in the US by raising [Severstal's] current US capacity to 11.3 million tonnes per year. It further improves our product capabilities and brings greater opportunities for increased profitability, thus enhancing value to the benefit of all stakeholders.

          We propose to acquire all of the outstanding shares of common stock of [the Company] for $17.00 per share in cash. In addition, we are also prepared, if necessary, to enter into interim liquidity substitute financing arrangements upon entering into a mutually acceptable definitive merger agreement.

          This proposed transaction is not subject to any financing contingency. Consummation of the transaction would be subject only to customary conditions, including receipt of necessary regulatory approvals.

          In stark contrast to the [United Steelworkers'] unequivocal position regarding your proposed transaction with Essar Steel, our proposal has the full and enthusiastic support of the [United Steelworkers'], and [Severstal] and the [United Steelworkers'] have entered into an agreement that satisfies the successorship clause of your collective bargaining agreement. We also have been informed by the [United Steelworkers'] that it will waive its right to bid provisions in the collective bargaining agreement with respect to our proposal.

          We believe our proposal could be consummated within 40 days after entering into a mutually satisfactory merger agreement. As you know, we had substantially finalized the terms of such an agreement, as well as the terms of interim Company liquidity financing arrangements, on April 29, 2008.

          Given the [United Steelworkers'] support of our proposal, its rejection of the proposed Essar Steel transaction and the market reaction to the [United Steelworkers'] position, and even assuming the enforceability and viability of the Essar Steel proposal (which we believe is untenable), our proposal clearly constitutes a "superior proposal" under the publicly available terms of the Essar Steel proposal.

          In addition, we would strongly encourage you to make available to us or file publicly the actual acquisition agreements entered into with Essar Steel as soon as possible."

        On May 21, 2008, the United Steelworkers issued a press release to confirm that the United Steelworkers strongly supported Severstal's proposal to acquire all outstanding shares of the Company's common stock and to reiterate its opposition to Essar Steel's effort to purchase the Company. Further, the United Steelworkers confirmed that it would exercise its full rights under its contract with the Company to prevent the transaction between the Company and Essar Steel.

        On May 21, 2008, Severstal's outside counsel was advised by the Company's outside counsel that the Essar Agreements would be filed soon with the SEC and encouraged Severstal to consider the terms of such Essar Agreements. The Company's outside counsel also indicated the Company wanted to discuss the terms of interim liquidity financing arrangements that could be used to replace the Essar Financing Agreements, but that they would not be prepared to have any further discussions regarding a proposed transaction with Severstal unless Severstal were to agree that it would not take any public action involving a transaction with the Company for at least three days following the termination of any such discussions.

        On May 22, 2008, Franklin Mutual Advisers, LLC, the majority stockholder of the Company, sent a letter to the Company Board in which it stated, among other things, that "[w]hile Essar and Severstal have each offered $17.00 per share, headline dollar amounts cannot be the end of the analysis. It goes without saying that transaction certainty and timing to closing are critical components of value and in this respect the two proposals could not be more different." The letter also states that "[i]t seems clearly the case that the [United Steelworkers'] opposition to the Essar transaction will be difficult, if not impossible, to overcome and it is our judgment that this inescapable element of the Essar proposal, both because of the delay it will involve under the best circumstances as well as the serious level of uncertainty it poses to the ultimate consummation of the deal, represents a very significant infirmity of the Essar transaction that could only be cured by obtaining [United Steelworker] support. Accordingly, we urge the [Company Board] and management to maximize value, to move expeditiously to conclude an agreement with Severstal and to bring this opportunity to [the Company's] stockholders."

11.    Purpose of the Offer; Plans for the Company After the Offer and the Merger.

        Purpose of the Offer.    The purpose of the Offer and the Second-Step Merger is for Severstal to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Second-Step Merger is for Severstal to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Second-Step Merger, the Company will become an indirect wholly-owned subsidiary of Severstal. Severstal currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Second-Step Merger with Purchaser. Pursuant to the Second-Step Merger, the outstanding Shares not owned by Purchaser (and/or Severstal or any of its subsidiaries) and with respect to which appraisal rights shall not have been validly exercised would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

        If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, Severstal or Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as Severstal or Purchaser shall determine, which may be different from the price paid in the Offer. Severstal and Purchaser also reserve the right to dispose of Shares that we have acquired or may acquire.

        Statutory Requirements; Approval of the Second-Step Merger.    Under the DGCL, the Second-Step Merger would require the approval of the Company Board and of the holders of a majority of the outstanding Shares. If Purchaser acquired, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would, subject to approval of the Company Board, have sufficient voting power to approve the Second-Step Merger without the affirmative vote of any other stockholder of the Company.

        The exact timing and details of the Second-Step Merger or any other merger or other business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Severstal currently intends to propose the Second-Step Merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions the Company may take in response to the Offer, information Severstal obtains hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Severstal, on behalf of Purchaser, reserves the right not to propose the Second-Step Merger or any other merger or other business combination with the Company or to propose such a transaction on terms other than those described above.

        Short-Form Merger.    Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Second-Step Merger without approval of the Company Board or a vote of the Company's stockholders. In such event, Severstal intends to cause Purchaser to take all necessary and appropriate action to cause the Second-Step Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Second-Step Merger.

        The Section 203 Condition.    The Offer is subject to the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer and the Second-Step Merger or (ii) there are validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

        Section 203 of the DGCL would otherwise apply to the proposed Second-Step Merger or any other "business combination" (as defined in Section 203 of the DGCL) involving Purchaser (and/or Severstal or any of its subsidiaries) and the Company. Section 203 of the DGCL could significantly delay Purchaser's (and/or Severstal's or any of its subsidiaries') ability to acquire the entire equity interest in the Company. Section 203 of the DGCL, in general, prevents an "interested stockholder" (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation's outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 of the DGCL and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the Shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of the DGCL of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Second-Step Merger is subsequently consummated between Purchaser and the Company, stockholders who have not tendered their Shares in the Offer will have certain rights under the DGCL to dissent from the Second-Step Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Second-Step Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the corporation surviving the Second-Step Merger. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Second-Step Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the consideration in the Second-Step Merger.

        In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders, which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

        Severstal does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder in the Second-Step Merger and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Severstal would, however, cause the corporation surviving from the Second-Step Merger to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the consideration being offered in the Second-Step Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Second-Step Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 should not be applicable to the Second-Step Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

        Plans for the Company.    Severstal is making the Offer on behalf of Purchaser because Severstal and Purchaser want to acquire control of, and ultimately the entire equity interest in, the Company. Severstal is seeking to negotiate a business combination with the Company. Subject to applicable law, Severstal, on behalf of Purchaser, reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Second-Step Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer, in which event Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Severstal and the Company.

        Severstal believes that the Company Board has a fiduciary obligation to approve the Offer and take any action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Second-Step Merger and Purchaser hereby requests that the Company Board do so.

        If, and to the extent that Purchaser (and/or Severstal or any of Severstal's subsidiaries) acquires control of the Company or otherwise obtains access to the books and records of the Company, Purchaser intends to conduct a detailed review of the Company's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the Second-Step Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Purchaser and Severstal expressly reserve the right to make any changes that they deem necessary, appropriate or convenient to optimize exploitation of the Company's potential in conjunction with Severstal's businesses in light of Purchaser's and Severstal's review or in light of future developments. Such changes could include, among other things, changes in the Company's business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Company's certificate of incorporation and bylaws. In addition, Severstal currently intends to replace all or a majority of the Company Board and certain members of the Company's senior management.

        Except as indicated in this Offer to Purchase, neither Purchaser nor Severstal has any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, other than the Second-Step Merger, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or any of its subsidiaries, (iv) any change in the current Company Board or management of the Company or any change to any material term of the employment contract of any executive officer of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12.    Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), or any options, convertible or exchangeable securities or other rights of any kind to acquire any Shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser's rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

        If, on or after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend, including, without limitation, any regular quarterly cash dividend, on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its discretion.

13.    Possible Effects of the Offer on the Market for Shares, NASDAQ Listing, Margin Regulations and Exchange Act Registration.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Purchaser and Severstal intend to cause the delisting of the Shares by the NASDAQ following consummation of the Offer and, if permitted by law, deregistration of the Shares under Exchange Act.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASDAQ for continued listing and may be delisted from the NASDAQ. According to the NASDAQ's published guidelines, the NASDAQ would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company holding 100 Shares or more was less than 400, (ii) the number and aggregate market value of the publicly held Shares (less any Shares held by officers, directors or beneficial owners of 10% or more) were less than 750,000 and $5,000,000, respectively, (iii) there were fewer than two market makers for the Shares or (iv) stockholders' equity was less than $10,000,000. According to the Company Form 10-K, as of May 13, 2008, there were 39,506,720 Shares outstanding, held by approximately 2,155 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        The Company disclosed in the Company Form 10-K that on April 24, 2008, the Company received the Staff Determination Letter indicating that, as a result of the Company's failure to timely file with the SEC the Company Form 10-K, the Company failed to comply with NASDAQ Marketplace Rule 4310(c)(14) which requires the Company to make, on a timely basis, all filings with the SEC required by the Securities Exchange Act of 1934, as amended. The Company requested and was granted a hearing before the hearing panel to review the Staff Determination Letter. On May 23, 2008 on Form 8-K, the Company announced that on May 20, 2008, the Company received notification from the NASDAQ that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) for continued listing, because of its failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. This notice constitutes an additional basis for delisting the Company's securities from the NASDAQ, and this additional basis for delisting will be considered when the Company appears before the hearing panel on June 12, 2008. The Company filed its 2007 Annual Report on Form 10-K on May 20, 2008 and believes it is now in compliance with NASDAQ Marketplace Rule 4310(c)(14) with respect to such filing. The Company also expects that it will be in compliance with NASDAQ Marketplace Rule 4310(c)(14) when it files its Form 10-Q, which the Company anticipates filing prior to the hearing date.

        If the NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14.    Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Severstal's and Purchaser's right to extend and amend the Offer at any time, in its discretion, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer and shall not be required to make any payment for Shares accepted for payment, and Severstal or Purchaser may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, in the judgment of Severstal or Purchaser, each of the Minimum Tender Condition, the Section 203 Condition, the Second-Step Merger Condition, the HSR Condition and the Essar Transaction Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following events or facts shall have occurred:

          (a)   there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") (i) challenging or seeking to, or which, in the judgment of Severstal or Purchaser, is reasonably likely to, make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the Offer or the provisions of this Offer to Purchase or, the acceptance for payment of any or all of the Shares by Severstal, Purchaser or any other affiliate of Severstal, or seeking to obtain damages in connection with the Offer or the Second-Step Merger; (ii) seeking to, or which in the judgment of Severstal or Purchaser is reasonably likely to, prohibit or limit the full rights of ownership or operation by the Company, Severstal or any of their affiliates of all or any of the business or assets of the Company, Severstal or any of their affiliates or to compel the Company, Severstal or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Severstal or any of their affiliates; (iii) seeking to, or which in the judgment of Severstal or Purchaser is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the DGCL (as in effect on the date of this Offer to Purchase) in connection with the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by Purchaser, Severstal or any other affiliate of Severstal or the consummation by Purchaser, Severstal or any other affiliate of Severstal of the Second-Step Merger or other business combination with the Company, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iv) seeking to require divestiture by Severstal, Purchaser or any other affiliate of Severstal of any Shares; (v) seeking, or which in the judgment of Severstal or Purchaser is reasonably likely to result in, any material diminution in the benefits expected to be derived by Purchaser, Severstal or any other affiliate of Severstal as a result of the transactions contemplated by the Offer, the Second-Step Merger or any other business combination with the Company; (vi) relating to the Offer which, in the judgment of Severstal or Purchaser, might materially adversely effect the Company or any of its affiliates or Purchaser, Severstal or any other affiliate of Severstal or the value of the Shares or (vii) which in the judgment of Severstal or Purchaser could otherwise prevent, adversely affect or materially delay consummation of the Offer or the Second-Step Merger;

          (b)   any clearances or approvals of any U.S. or non-U.S. Governmental Authority other than in connection with the HSR Condition or the condition set forth in clause (a) shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

          (c)   there shall have been action taken or any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed, or which becomes, applicable to (i) Severstal, the Company or any subsidiary or affiliate of Severstal or the Company or (ii) the Offer, the Second-Step Merger or any other business combination with the Company, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that in the judgment of Severstal or Purchaser might result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (d)   any event, condition, development, circumstance, change or effect shall have occurred or be threatened that, individually or in the aggregate with any other events, condition, development, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, properties, condition (financial or otherwise), assets (including leases), liabilities, capitalization, stockholders' equity, licenses, franchises, operations, results of operations or prospects of the Company or any of its affiliates or Severstal or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates;

          (e)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Authority or agency on, or other event which, in the judgment of Severstal or Purchaser, might materially adversely affect, the extension of credit by banks or other lending institutions, (iv) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (v) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (vi) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company or its subsidiaries do business that could, in the judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or any of its affiliates or the trading in, or value of, the Shares, (vii) any decline in either the Dow Jones Industrial Average, or the Standard & Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business at the time of commencement of the Offer or any material adverse change in the market price in the Shares or (viii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (f)    (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Severstal or Purchaser otherwise learns that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (iv) any person (other than Severstal) has filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets, securities or subsidiaries of the Company;

          (g)   the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options or rights, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with their publicly disclosed terms, in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date or the exchange of the Notes), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company including by adoption of a shareholders rights plan which has not otherwise been terminated or rendered inapplicable to the Offer and the Second-Step Merger prior to the expiration of the Offer, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the judgment of Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract (other than the valid termination of the Essar Agreements) or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Severstal's or Purchaser's judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or the consummation of any merger or other business combination involving the Company and Purchaser (and/or any of Severstal's subsidiaries), (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Severstal or Purchaser shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Severstal or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase;

          (h)   any approval, permit, authorization, favorable review or consent of any U.S. or non-U.S. Governmental Authority (including those referred to or described in Section 15) shall not have been obtained on terms satisfactory to Severstal in its judgment;

          (i)    Severstal or Purchaser becomes aware (y) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been or may be accelerated or has or may otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of the Second-Step Merger or other business combination involving the Company (other than following the acceptance for payment of Shares pursuant to this Offer, acceleration of the Company's existing credit facility) or (z) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in Severstal's or Purchaser's judgment, has or may have a material adverse effect with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of the Second-Step Merger or other business combination involving the Company);

          (j)    Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

          (k)   the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Severstal's or Purchaser's judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

which in the judgment of Severstal or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, Severstal or any affiliate of Severstal) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with acceptance for payment of or payment for Shares.

        The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Severstal or Purchaser regardless of the circumstances giving rise to any such condition or, other than the HSR Condition, may be waived by Purchaser or Severstal in whole or in part at any time and from time to time prior to the expiration of the Offer in their discretion. The failure by Severstal or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser or Severstal concerning any condition or event described in this Section 14 shall be final and binding on all parties to the fullest extent permitted by law.

15.    Certain Legal Matters and Regulatory Approvals.

        General.    Based upon its examination of publicly-available information filed by the Company with the SEC and other publicly-available information concerning the Company, Purchaser is not aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Severstal or that certain parts of the businesses of the Company, Purchaser or Severstal might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203) purport to apply to the Offer or the Second-Step Merger, Severstal believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court of the United States was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Severstal does not know whether any of these laws will, by their terms, apply to the Offer or the Second-Step Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Severstal will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Second-Step Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Severstal or Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Second-Step Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

        Pursuant to the HSR Act, Severstal intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC in the near future. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Severstal, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Severstal with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser, or the divestiture of substantial assets of Severstal, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Severstal relating to the businesses in which Severstal, the Company and their respective subsidiaries are engaged, Severstal and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

        Based on publicly-available information, Severstal does not believe that any other antitrust laws apply to the Offer and the Second-Step Merger. In the event it is determined that other antitrust laws apply to the Offer and the Second-Step Merger, Severstal intends to make any necessary filings promptly in order to comply with such laws.

        Exon-Florio Act.    The Exon-Florio Act authorizes the President of the United States (the "President") or his designee to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The President has delegated authority to investigate proposed transactions to the CFIUS. In order for the President to exercise his authority to suspend or prohibit an acquisition, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. The President's actions are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. Absent certain conditions, the Exon-Florio Act does not obligate the parties to an acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act.

        Severstal has elected to notify CFIUS of the proposed acquisition of the Company. Within thirty days of receiving the notification, CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. Before the Offer can be consummated, unless Severstal, on behalf of Purchaser, waives such condition, the thirty-day review period, during which a full investigation may be commenced, must have expired without an investigation being commenced or, if an investigation has been commenced, then (i) the applicable period under the Exon-Florio Act during which the investigation must be completed must have expired, (ii) the period under the Exon-Florio Act during which the transactions contemplated under the Offer and the Second-Step Merger may be suspended, prohibited or limited must have expired without any action being threatened, announced or taken by CFIUS or (iii) a decision not to take any action with respect to the transactions contemplated under the Offer and the Second-Step Merger must have been announced. There can be no assurance that CFIUS review will not result in an investigation and recommendation of actions or conditions adverse to the parties.

16.    Fees and Expenses.

        Except as set forth below, neither Severstal nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer.

        Merrill Lynch is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Severstal in connection with the acquisition of the Company. In its role as Dealer Manager, Merrill Lynch may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Merrill Lynch. Merrill Lynch is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Merrill Lynch is also entitled to reimbursement for certain expenses incurred by Merrill Lynch, including the reasonable fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws. Merrill Lynch and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Severstal or the Company or their respective affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Merrill Lynch and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the securities of the Company, including the Shares, and the securities of Severstal.

        In connection with the Offer, the Merger, the refinancing of existing indebtedness of Severstal and the Company and the ongoing working capital needs of Severstal, Purchaser and the Company, the Commitment Parties have provided commitment for financing of $900 million as described in Section 9 of this Offer to Purchase ("Financing of the Offer and the Second-Step Merger—Source of Funds"). Severstal has agreed to pay the Commitment Parties certain fees for such services.

        Severstal (on behalf of Purchaser) has retained MacKenzie Partners, Inc. as the Information Agent and Citibank, N.A. as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies or other nominees to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        Severstal will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Broker, dealer, commercial bank, trust company or other nominee will, upon request, be reimbursed by Severstal for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.    Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Severstal is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Severstal becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Severstal will make a good faith effort to comply with any such law. If, after such good faith effort, Severstal cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Severstal by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR SEVERSTAL NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Severstal has filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

OAO SEVERSTAL, on behalf of its indirect wholly-owned subsidiary to be formed in the State of Delaware prior to the expiration of this Offer.

May 30, 2008

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PURCHASER AND SEVERSTAL

1.     Directors and Executive Officers of Purchaser.

        The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each individual that will be a director or executive officer of Purchaser when it is formed. Unless otherwise indicated, the current business address of each person is 14661 Rotunda Drive, P.O. Box 1699, Dearborn, Michigan, 48120. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser upon the formation of Purchaser.

Name, Country of Citizenship and Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gregory Mason Business Address: 11/3 Khokhlvosky pereulok, Moscow 109028 Russia Citizenship: United States of America
To be Director and President of Purchaser. Mr. Mason has been the Chief Operating Officer of OAO Severstal and the Chief Executive Officer of Severstal International since 2004. From 2000 through 2004, Mr. Mason was the Managing Partner of Metal Strategies.
Ronald J. Nock Citizenship: United States of America
To be Director and Vice President of Purchaser. Mr. Nock has been the President and Chief Executive Officer of Severstal North America, Inc. since January 2006. Prior to this, Mr. Nock served as Chief Executive Officer (January 2005 through December 2005) and as Chief Operating Officer (February 2004 through December 2004) of Severstal North America, Inc., and as Senior Vice President of Rouge Industries, Inc. (predecessor to Severstal North America, Inc.), prior to 2004.
Mark J. Yost Citizenship: United States of America
To be Director and Vice President, Secretary and Treasurer of Purchaser. Mr. Yost has been the Chief Financial Officer of Severstal North America, Inc. since May 12, 2008. Prior to this, Mr. Yost served in various Financial Analysis, Treasury, Audit and Payroll capacities with Severstal North America, Inc. since 2004 and with Rouge Industries, Inc. (predecessor to Severstal North America, Inc.), prior to 2004.

2.     Directors and Executive Officers of Severstal.

        The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Severstal. Unless otherwise indicated, the current business address of each person is ulitsa Mira 30, Vologda Region, Cherepovets, Russia 162600. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Severstal.

Name, Country of Citizenship and Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Christopher Clark Business Address: Associated British Ports Ltd., 150 Holborn, London EDIN 2LR Citizenship: United Kingdom	Mr. Clark is a non-executive Chairman of the Board of OAO Severstal. Mr. Clark also serves as Chairman of the Board of Associated British Ports, Urenco Limited and Wagon plc. Mr. Clark is the Chief Executive Officer of Johnson Matthey plc.
Martin D. Angle Business Address: NEC, Birmingham, United Kingdom B4019T Citizenship: United Kingdom
Mr. Angle is a non-executive Director of OAO Severstal and Chairman of the Audit Committee. Mr. Angle also serves as a Director of Savills plc, Dubai International Capital plc, Chairman of the Board of The National Exhibition Centre, Chairman of the Board of Celerant Consulting, and is a member of the Board of Warwick Business School. Mr. Angle is the Operational Managing Director of Terra Firma Capital Partners.

Rolf Stomberg Business Address: Falkenstein 9, Hamburg 22587, Germany Citizenship: Germany
Mr. Stomberg is the senior independent director of OAO Severstal. Mr. Stomberg also serves as Chairman of the Supervisory Board of LANXESS AG and Francotyp Postalia AG, and as a member of the Board of Directors and Senior Independent Director of Smith and Nephew plc. Mr. Stomberg is Chairman of Management Consulting Group plc.
Ronald Freeman Business Address: 6 Essex Villas, London, W8 7BN, United Kingdom Citizenship: United Kingdom
Mr. Freeman is a non-executive Director of OAO Severstal. Mr. Freeman also serves on the Board of Directors of KAMAZ Inc., Imagine Group Holdings Ltd., Troika Dialog and Volga Gas, and serves on the Supervisory Board of Polish Telecom. Mr. Freeman is on the Board of Trustees of American University in Paris, is a Commissioner and Co-Chairman of the Finance Committee of the U.K./U.S. Fulbright Commission and is the co-Treasurer and on the Executive Committee of the Atlantic Council.
Dr. Peter Kraljic Business Address: 18, Oppidans Road, London, NW 33 AG, United Kingdom Citizenship: Netherlands
Dr. Kraljic is a non-executive Director of OAO Severstal. Dr. Kraljic also serves as a member of the Advisory Board of Business School Bled and LEK d.d., Slovenia. Dr. Krajlic is a member of the Advisory Board of McKinsey & Company.
Vadim Makhov Citizenship: Russian Federation
Mr. Makhov is an executive Director and Deputy Chief Executive Officer for Strategy and Business Development of OAO Severstal. Mr. Makhov also serves as Chairman of the Board of Directors of Severstal US Holdings, LLC, Severstal North America, Inc. and Severstal Investments, LLC and as a member of the Board of Directors of Alliance-1420.
Alexey Mordashov Business Address: 11/3 Khokhlvosky pereulok, Moscow 109028 Russia Citizenship: Russian Federation
Mr. Mordashov is an executive Director and Chief Executive Officer of OAO Severstal. Mr. Mordashov also serves as Chairman of the Board of Directors of Power Machines, SVEZA and Alliance-1420 and as a general Director of Bank Rossiya and Laguna-Delta.
Mikhail Noskov Business Address: 11/3 Khokhlvosky pereulok, Moscow 109028 Russia Citizenship: Russian Federation
Mr. Noskov is a non-executive Director of OAO Severstal. Mr. Noskov also serves as Chairman of the Board of Directors of Mercombank and as a member of the Board of Directors of SVEZA, Bank VTB North-west, Media-Holding REN TV and Television and Radio Company—Petersburg.
Anatoly Kruchinin Citizenship: Russian Federation
Mr. Kruchinin is an executive Director of OAO Severstal and the Chief Executive Officer of Cherepovets Steel Mill. Mr. Kruchinin also serves as a member of the Board of Directors of Neva-Metall and Izhora Pipe Mill.
Vadim Shvetsov Business Address: 11/3 Khokhlvosky pereulok, Moscow 109028 Russia Citizenship: Russian Federation
Mr. Shvetsov is an executive Director of OAO Severstal and the Chief Executive Officer of Severstal-Auto. Mr. Shvetsov also serves as Chairman of the Board of Directors of UAZ and Zavolzhsky Motorny Zavod.
Roman Deniskin Business Address: 2/3 Klara Tsetkin Street, Moscow 127299 Russia Citizenship: Russian Federation
Mr. Deniskin is a General Director of OAO Severstal. Mr. Deniskin also serves as a member of the Board of Directors of Karelsky Okatysh, Olcon, Vorkutaugol, Mine Pervomayskaya, Kuzbasscoal and Celtic Resources Holdings Ltd.
Sanin Dmitry Business Address: 2/3 Klara Tsetkin Street Moscow 127299 Russia Citizenship: Russian Federation	Mr. Dmitry has been the Senior Vice President Legal Affairs of OAO Severstal since January 2007. Prior to such time, Mr. Dmitry served as the Senior Vice President Legal Affairs of Severstal Group.
Sergei Kuznetsov Business Address: 2/3 Klara Tsetkin Street Moscow 127299 Russia Citizenship: Russian Federation
Mr. Kuznetsov has been the Chief Financial Officer and Deputy Director General of OAO Severstal since May 2008. Prior to such time, Mr. Kuznetsov served as the Chief Financial Officer of Severstal North America, Inc.

Gregory Mason Business Address: 11/3 Khokhlvosky pereulok, Moscow 109028 Russia Citizenship: United States of America
Mr. Mason has been the Chief Operating Officer of OAO Severstal and the Chief Executive Officer of Severstal International since 2004. From 2000 through 2004, Mr. Mason was the Managing Partner of Metal Strategies.
Andrey Mityukov Business Address: 2/3 Klara Tsetkin Street Moscow 127299 Russia Citizenship: Russian Federation
Mr. Mityukov has been the Senior Vice President Human Resources of OAO Severstal since February 2007. Prior to such time, Mr. Mityukov served as the Senior Vice President Human Resources of Severstal Group (from October 2005 through January 2007) and Human Resources Director of Sveza-Les (from November 2003 through October 2005).
Thomas M. Veraszto Business Address: 2/3 Klara Tsetkin Street, Moscow 127299 Russia Citizenship: Austria
Mr. Veraszto has been the Senior Vice President Strategy and Corporate Development of OAO Severstal since January 2008, and from July 2003 through December 2007 was the Senior Vice President Corporate Development of OAO Severstal. Prior to July 2003, Mr. Veraszto was a Principal at McKinsey & Company.

SCHEDULE II

ACQUISITIONS AND DISPOSITIONS OF SHARES BY PURCHASER, SEVERSTAL
AND THE EXECUTIVE OFFICERS AND DIRECTORS OF PURCHASER AND SEVERSTAL

        Except for the purchase by Severstal of 100 Shares on May 28, 2008, none of Purchaser, Severstal nor, to the best knowledge of Severstal, any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Trade Date	Shares	Average Price	Principal	Commission	Total Amount
May 28, 2008	100	$18.92	$1,892.00	—	$1,892.00

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

By mail:	By Overnight Courier:
Citibank, N.A.	Citibank, N.A.
Attn: Corporate Actions—Voluntary Offer	Attn: Corporate Actions—Voluntary Offer
P.O. Box 43011	250 Royall Street
Providence, R.I. 02940-3011	Canton, MA 02021

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Severstal's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

MACKENZIE PARTNERS, INC.

MacKenzie Partners
105 Madison Avenue
New York, New York 10016
(212)929-5500 (Call Collect)
or
Call Toll-Free (800-322-2885)
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

MERRILL LYNCH & CO.
Four World Financial Center
250 Vesey Street
New York, NY 10080
(609)818-8000 (Call Collect)
Call Toll-Free (877)653-2948

QuickLinks

  Exhibit (a)(1)(A)
INTRODUCTION
  1. Terms of the Offer; Expiration Date.
  2. Acceptance for Payment and Payment for Shares.
  3. Procedures for Accepting the Offer and Tendering Shares.
  4. Withdrawal Rights.
  5. Material U.S. Federal Income Tax Consequences.
  6. Price Range of Shares; Dividends.
  7. Certain Information Concerning the Company.
  8. Certain Information Concerning Purchaser and Severstal.
  9. Financing of the Offer and the Second-Step Merger.
  10. Background of the Offer; Contacts with the Company.
  11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.
  12. Dividends and Distributions.
  13. Possible Effects of the Offer on the Market for Shares, NASDAQ Listing, Margin Regulations and Exchange Act Registration.
  14. Certain Conditions of the Offer.
  15. Certain Legal Matters and Regulatory Approvals.
  16. Fees and Expenses.
  17. Miscellaneous.
  SCHEDULE I
  SCHEDULE II